Exhibit 99.1

TEL 713.627.7474
FAX 713.626.3650
5151 San Felipe, Suite 800
Houston, Texas 77056

FOR IMMEDIATE RELEASE

Investor Relations

Contact:	Robert Whitlow
Email:	robert.whitlow@tpcgrp.com
Phone:	713-627-7474

Contact:	Ruth Dreessen
Email:	ruth.dreessen@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

TPC GROUP TO COMMENCE TRADING ON THE NASDAQ CAPITAL MARKET

Trading expected to begin on May 4, 2010 under symbol “TPCG”

HOUSTON (Monday, May 3, 2010) – TPC Group Inc. (OTC:TPCP.PK), a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons, today announced that The NASDAQ Stock Market LLC has approved its application for the listing of its common stock on The NASDAQ Capital Market. The Company’s shares are expected to begin trading on The NASDAQ Capital Market when the market opens on Tuesday, May 4, 2010, under the symbol “TPCG”. Until that time, the Company’s shares will continue to trade on the Pink OTC Markets.

“Achieving a national securities exchange listing was a key goal for TPC Group, and I am delighted that our stock will begin trading on The NASDAQ Capital Market,” said Charlie Shaver, the Company’s President and CEO. “As we continue to successfully execute on our business plan, we believe this listing enhances value for our shareholders, as it should provide increased visibility within the investment community and improve the trading liquidity of our shares.”

ABOUT TPC GROUP

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products and services into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston,

Texas, and with an operating history of nearly 70 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s web site at http://www.tpcgrp.com.

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including its Registration Statement on Form 10, as amended, which is available free of charge on the SEC’s web site at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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